                                                                       EXHIBIT 5


May 2, 1997


Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100

          Re: Registration Statement on Form S-8
           (1992 Equity Participation Plan)

Gentlemen:


I am Senior Vice President -- Law and Government Affairs of Kimberly-Clark Corporation, a Delaware corporation (the "Corporation"), and I have acted as counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 20,000,000 additional shares of the Corporation's common stock, $1.25 par value (the "Shares"), to be offered under the Corporation's 1992 Equity Participation Plan (the "Plan").


I have examined the Plan and such corporate and other documents and records, and certificates of public officials and officers of the Corporation, as I have deemed necessary for purposes of this opinion. In stating my opinion I have assumed the genuineness of all signatures of, and the authority of, persons signing any documents or records on behalf of parties other than the Plan and the Corporation, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

1. The Corporation is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

2. The Shares, when acquired in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable, except that with respect to nonassessability, based upon Section 180.06222(b) of the Wisconsin Business Corporation Law, a stockholder of a corporation qualified as a foreign corporation to do business in the State of Wisconsin (as is the Corporation) may be personally liable for an amount equal to the par value of the shares owned by such stockholder for all debts owing to employees of the Corporation for services performed for such corporation, but not exceeding six months' service in any one case.

3. The Plan is a pension benefit plan as defined by the Employment Retirement Income Security Act of 1974 ("ERISA"). The Plan is subject to some, but not all, of the provisions of ERISA. It is not subject to Title II of ERISA, nor to those provisions of Title I that, among other things, set minimum standards of responsibility applicable to fiduciaries with respect to the Plan and establish minimum standards for participation and vesting. In addition, the Plan is excluded from coverage under Title IV, which generally provides for guaranties and insurance of retirement benefits. The Plan is, however, subject to the enforcement and certain reporting provisions of Title I, and is administered in conformity with such reporting provisions.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, I hereby consent to the use of this opinion in the related Section 10(a) Prospectus.

Very truly yours,

/s/  O. GEORGE EVERBACH

O. George Everbach
Senior Vice President --
  Law and Government Affairs